Exhibit 21

SUBSIDIARIES OF REGISTRANT

Pacific Capital Bank, N.A.
PCB Service Corporation
          Formerly Pacific Capital Commercial Mortgage Corporation
Pacific Capital Service Corporation – Inactive
SBB&T RAL Funding Corporation
SBB&T Automobile Loan Securitization Corporation

All of the above subsidiaries are incorporated in the State of California.